Exhibit 99.1

IMMEDIATE

Dana Names James Kamsickas New President and Chief Executive Officer

IAC Group CEO to Succeed Roger Wood, Who is Retiring

MAUMEE, Ohio, July 13, 2015 – The board of directors of Dana Holding Corp. (NYSE: DAN) has named James K. Kamsickas to be president and chief executive officer of the company, effective Aug. 11, 2015. Mr. Kamsickas has held the same position at global automotive supplier International Automotive Components (IAC) Group since 2012, after serving as CEO and President, North America and Asia, since 2007, when the company was established. He will also serve as a director of Dana.

Mr. Kamsickas, 48, succeeds Roger J. Wood, who in January announced his plans to retire. Mr. Wood will continue as a member of the company’s board of directors through a transition period.

“Jim Kamsickas has demonstrated exceptional leadership skills with a sharp focus on operational excellence as well as organic and inorganic expansion. In his eight years as a CEO, Jim’s record includes the successful integration of a number of strategic acquisitions,” said Joseph C. Muscari, Dana’s non-executive chairman. “The board conducted a careful and thorough search and determined that Jim’s vision and leadership talents make him the best choice to build on the profitable growth strategy of geographic expansion, new product innovation, acquisition, and operational excellence set by Roger Wood and the board.”

“I would also like to thank Roger for his exceptional record of service. Under his strong leadership, he guided the company through a challenging economic environment and established our strategic direction to create an efficient, highly innovative, and rigorous competitor. We know he will ensure the smoothest possible transition,” Mr. Muscari added.

Mr. Kamsickas said, “Dana’s commitment to technological innovation and customer service have made it an industry standard bearer and a company I have long admired. Its global focus and exceptional engineering position Dana to create attractive growth opportunities in key strategic markets. I look forward to working with the Dana team and to helping lead the company to a new chapter of growth and operational excellence.”

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Mr. Kamsickas has more than 25 years of global automotive and business experience. Under his leadership, IAC expanded around the globe, creating new manufacturing facilities and/or technical centers in China, India, Japan, Malaysia, South Africa, South Korea, and Thailand. Since the original foundation-building acquisitions of Lear Corporation’s Interiors Systems Division and Collins & Aikman, as well as 15 additional strategic acquisitions in key regions around the world, IAC has grown to $5.9 billion in 2014 sales, more than 32,000 employees, and more than 100 global locations.

Previously the head of Lear Corporation’s Interior Systems Division, Mr. Kamsickas held a number of leadership roles within that organization, including vice president in its General Motors, Ford, and Chrysler customer divisions and vice president of operations of Lear’s Seating, Electrical, and Interiors divisions. Also, he served in several key positions in the development of Lear’s European operations, including international assignments in Germany, Sweden, and Austria.

A native of Saginaw, Mich., Mr. Kamsickas earned a bachelor’s degree in business administration from Central Michigan University and a master’s of business administration from Michigan State University.

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs approximately 23,000 people in 25 countries on six continents. In 2014, Dana generated sales of $6.6 billion. For more information, please visit dana.com.

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Jeff Cole	Craig Barber
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